                                                                     EXHIBIT 4.5

                      [INDIAN CURRENCY -- 100 RUPEE NOTE]


                             RUPEE LOAN AGREEMENT

          THIS AGREEMENT made the 3rd day of July 1998 Between SATYAM INFOWAY LIMITED, a company within the meaning of the Companies Act, 1956 and having its Registered Office at May Fair Centre, 1/8-303/36 S.P. Road, Secunderabad (hereinafter referred to as "the Borrower", which expression shall, unless it be repugnant to the subject or context thereof, include its successors and permitted assigns) of the ONE PART And EXPORT-IMPORT BANK OF INDIA, a corporation established under the Export-Import Bank of India Act, 1981 and having its Head Office at Centre One, Floor 21, World Trade Centre, Cuffe Parade, Mumbai 400 005 (hereinafter referred to as "Exim Bank" which expression shall, unless it be repugnant to the subject or context thereof, include its successors and assigns) of the OTHER PART.

          WHEREAS

          i) The Borrower has requested Exim Bank to grant to it financial assistance by way of a Rupee Loan for the purpose mentioned in Schedule I.

          ii) Exim Bank has agreed to grant the said financial assistance to the Borrower upon the terms and conditions hereinafter mentioned.

          NOW IT IS HEREBY AGREED as follows:

I.   Definitions

          All expressions wherever used in this Agreement and in the Schedules and Annexure hereto shall, unless the context may otherwise require, have the meanings assigned to them in Schedule I.

II.  Rupee Loan

          Exim Bank hereby agrees to lend and disbursement to the Borrower and the Borrower agrees to avail of the Rupee Loan facility from Exim Bank for the purpose and upon the terms and subject to the conditions contained in this Agreement.

III. Conditions for Disbursement

          The obligation on the part of Exim Bank to make a disbursement to the Borrower hereunder and maintain the Rupee Loan shall be subject to compliance by the Borrower with the following among other conditions contained in the Rupee Loan Agreement, to the satisfaction of the Exim Bank:

     (i) the Borrower shall have produced a certified true copy each of the contract, if any, with overseas supplier for import of machinery and equipment, and all related documents and documentary evidence that may be listed in the Letter of Sanction including for arrangements made with bank(s)/financial institution(s) for financing the projected expenditure and the working capital requirements as per the financing plan submitted to Exim Bank;

     (ii) The Borrower shall have furnished a drawdown schedule to Exim Bank within a period of 30 days from the date of this Agreement indicating the amount(s) of disbursement required and the proposed date(s) thereof, and shall have complied with the disbursement Procedure prescribed by the Lender.

     (iii) the proposed date for a disbursement hereunder shall be a Business Day failing on or before the Termination Date, unless otherwise agreed by Exim Bank;

     (iv) the Borrower shall have obtained or shall have made arrangements satisfactory to Exim Bank for obtaining all necessary approvals, licences, consents and clearances from the Government, Reserve Bank of India and other concerned regulatory and corporate authorities as may be specified in the Letter of Sanction, for the borrowings under the Rupee Loan Agreement, the carrying on of the business of the Borrower as contemplated to be carried on, the implementation of the Project as also for the due execution and delivery of and performance under the Rupee Loan Agreement and documents hereby contemplated and for creation of the Security as herein provided;

     (v) the Borrower shall have produced to Exim Bank a certificate of the Borrower's Statutory auditors in the form prescribed by Exim Bank certifying to the effect that the aggregate amount of the Rupee Loan facility together with the moneys borrowed by the Borrower will not exceed the limit on borrowings fixed by its shareholders in terms of the relevant provisions of the Companies Act, 1956;

     (vi) the Borrower shall have created valid Security and furnished Security Documents in favour of Exim Bank and, wherever applicable, shall have produced evidence satisfactory to Exim Bank of the filing of particulars of creation of charge(s) constituting the Security with the concerned registering authorities;

     (vii) the Borrower shall have furnished/procured all necessary documents in form and substance acceptable to Exim Bank and shall have also fulfilled all condition(s) precedent to disbursement including payment offer, charges and other dues, if any, as may have been stipulated by Exim Bank in the Letter of Sanction;

     (viii) All representations and warranties made by the Borrower in its application for the Rupee Loan facility and in the Rupee Loan Agreement shall have remained true and correct on the date of disbursement hereunder as if each of them shall have been repeated herein with respect to the facts and circumstances existing on the date thereof;

     (ix) no Event of Default and no event which, with the giving of notice or lapse of time or both would become an Event of Default, shall have happened and be continuing.

IV.   Fee

          The Borrower shall pay to Exim Bank a Fee at the rate and in the manner as may be specified in Schedule I hereto. The Fee shall not be refunded by Exim Bank even if the Rupee Loan facility or any part thereof shall not be availed of or cancelled for any reason whatsoever.

V.    Interest

          The Borrower shall pay to Exim Bank interest on the principal amount of the Rupee Loan outstanding from time to time half-yearly on June 20 and December 20 in each year at the Interest Rate specified in Schedule I Provided that any interest accrued and remaining outstanding on the final Repayment Date shall be paid on that date.

VI.   Repayment

          The Rupee Loan shall be repaid to Exim Bank in accordance with the repayment schedule set out in Schedule II hereto.

VII.  Liquidated Damages

          In the event of any default in payment of an instalment of principal, interest or any other monies when due under this Agreement, the Borrower shall be liable to pay, without prejudice to the remedies available to Exim Bank under this Agreement or otherwise, additional interest by way of liquidated damages on the defaulted amount(s) for the period of default at the rate of two percent (2%) per annum payable in the manner and on the dates specified above for payment of interest.

VIII. Security

          Repayment of the Rupee Loan together with payment of interest, compound interest, additional interest by way of liquidated damages in case of default, costs, charges and expenses and all other monies whatsoever stipulated in the Rupee Loan Agreement shall be secured by the Borrower by creation of the Security and/or execution and delivery of the Security Documents specified in
Schedule III-A in accordance with the provisions of the Rupee Loan Agreement. Any mortgage/charge comprised in the Security shall rank in the order of priority set out in Schedule III-B.

IX.  Communication

          Any notice or other communication herein contemplated to be given by one party to the other shall be sent to such party's address specified in
Schedule IV.

X.   General Conditions to form an integral part of Agreement

          This Agreement shall be read with the General Conditions contained in the Annexure hereto which shall form an integral part of this Agreement and be deemed incorporated herein by reference and the parties hereto agree to accept and be bound by the provisions thereof.

                                   SCHEDULES

                                      FOR

                             RUPEE LOAN AGREEMENT

                                  SCHEDULE I
                                (Ref. Clause I)

                                  DEFINITIONS

          "Business Day" shall be construed as reference to a day on which banks (and Exim Bank) shall remain open for business in Mumbai for the purpose contemplated by this Agreement;

          "Event of Default" shall mean any of the events specified in Section XXI(2) of the General Conditions;

          "Fee" shall mean one time non-refundable service fee payable by the Borrower to Exim Bank at the rate of one per cent (1%) of the amount of the Rupee Loan facility within a period of 30 days from the date of Letter of Sanction;

          "General Conditions" shall mean the general terms, conditions, covenants and other provisions and stipulations set out in the Annexure hereto which shall form an integral part of this Agreement and be deemed to be incorporated herein by reference;

          "Interest Rate" shall mean the rate of 15.5% per annum at which interest shall be chargeable by the Lender hereunder on the amount of the Rupee
Loan:

          "Letter of Sanction" shall mean the letter No. OIF:EOU:D-282:254 dated June 05, 1998 addressed to the Borrower by Exim Bank and incorporated herein by reference, advising sanction of the Rupee Loan facility upon the main terms and conditions therein stipulated and duly accepted by the Borrower, and shall include amendment(s)/modification(s) therein as may be issued by Exim Bank from time to time;

          "Loan Agreement" shall mean this Agreement read with the General Conditions;

          "Project" shall mean the setting up of a public data network for providing Electronic Commerce, Electronic Data Interchange and Internet services;

          "Repayment Date" shall mean a date on which an instalment of the Rupee Loan falls due for payment in accordance with the amortization schedule set out in Schedule II hereto;

          "Rupee Loan" shall mean the rupee loan facility agreed to be provided by the Lender to the Borrower in pursuance of Clause II hereof under its lending programme for Export Oriented Units (Export Facilitation Activities) up to the sum not exceeding Rs 21.50 crores (Rupees Twenty One crores and Fifty Lacs only) for the purpose of financing/ payment/funding/remittance of:

          (i) a part of the cost and related expense of supplies and/or services required for execution of the Project and/or

          "Security and/or Security Documents" shall mean the security and/or the documents mentioned in Schedule III-A hereto, each in form and substance acceptable to Exim Bank;

          "tax" shall be construed so as to include any tax, levy, impost, duty or other charges of a similar nature;

          "Termination Date" shall mean the earlier of (a) December 31, 1990 and
(b) the first Business Day on which the entire Rupee Loan has been disbursed.

                                  SCHEDULE II
                               (Ref. Clause VI)

                             AMORTIZATION SCHEDULE

          The Rupee Loan shall be repaid by the Borrower in 6 (Six) substantially equal half-yearly instalments, commencing from December 20, 1999, or such other date closer to that date as may be advised by Exim Bank at the time of making the first disbursement.

                                SCHEDULE III-A
                              (Ref. Clause VIII)

                      *SECURITY AND/OR SECURITY DOCUMENTS

          (i) A certified true copy of the resolutions paused by the board of directors of the Borrower, inter alia authorising the borrowing of the Rupee Loan, execution of the Rupee Loan Agreement and Security Documents and creation of the Security for the Rupee Loan.

          (ii) (a) A first charge by way of hypothecation in favour of Exim Bank over the Borrower's moveable fixed assets, both present and future.

                 (b) A mortgage of the Borrower's lands and other immoveable, properties, both present and future, in the form acceptable to Exim Bank.

          (iii) An irrevocable and unconditional guarantee in favour of Exim Bank from Satyam Computer Services Ltd, guaranteeing the due repayment of the Rupee Loan and payment of interest thereon and all costs, charges, expenses and other monies payable by the Borrower to Exim Bank under the Loan Agreement.

                                SCHEDULE III-B
                              (Ref. Clause VIII)

                        (ORDER OF PRIORITY OF CHARGE)*

          The mortgage and charge constituting Security in favour of Exim Bank shall rank in the following order of priority:

                                                                     Amount Secured/To be Secured by
                                                                             Mortgage/Charge
                                                                     -------------------------------
(1) Pari passu with the mortgage(s)/charge(s) created/to be                         NA
created by the Borrower as under:

(2) Exclusive first charge in favour of Exim Bank

(3) Prior and paramount over charge(s) created/to be created by                     NA
the Borrower in favour of:

(4) Second and subject to the charge(s) created/to be created                       NA
by the Borrower in favour of the following financial
institution(s)/bank(s):


*To be modified as per sanction terms.

                                  SCHEDULE IV

                               (Ref. Clause IX)

          ADDRESS OF THE PARTIES FOR SERVICE OF NOTICE/COMMUNICATION

Name                                         Mailing Address
----                                         ---------------
1. Satyam Infoway Limited                    35, Velachery Road
                                             Little Mount
                                             Chennai - 600 015

                                             Telephone: 044-2354770
                                             Fax : 044-2354771

2. Export-import Bank of India               Post Bag 16100                              Cable EXIMINDIA
                                             Centre One, Floor 21
                                             World Trade Centre                          Telex
                                             Cuffe Parade
                                             Mumbai 400 005                              Fax
                                             India

          IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed the day and year first hereinabove written.

          **The Common Seal of Satyam Infoway Limited has, pursuant to the Resolution passed by its Board of Directors at their meeting held on July 3, 1998 hereunto been affixed in the presence of Shri Ramaraj R one of its Directors and Shri Thiagarajank Secretary/Authorised Person who have signed these presents in token thereof,

          SIGNED AND DELIVERED BY EXPORT-IMPORT BANK OF INDIA by the hand of Shri _____________________ its ____________________________.



**Common Seal provision to be modified if necessary, in order to conform to the Articles of Association of the Borrower.

                                   ANNEXURE

                              GENERAL CONDITIONS

                                     INDEX

SECTION                         HEADING                                   PAGE
I.        Definitions & Interpretation...................................   1
II.       Terms of Disbursement..........................................   1
III.      Computation of Interest........................................   2
IV.       Interim Disbursement...........................................   3
V.        Deferment of Repayment Date....................................   3
VI.       Prepayment.....................................................   3
VII.      Appropriation of Payments......................................   4
VIII.     Security.......................................................   5
IX.       Place and Mode of Payment by the Borrower......................   6
X.        Representations and Warranties.................................   6
XI.       Affirmative Covenants..........................................   8
XII.      Negative Covenants.............................................  11
XIII.     Project Records and Inspection.................................  12
XIV.      Other conditions to apply during the currency of the Rupee Loan  13
XV.       Cancellation, Suspension & Termination.........................  14
XVI.      Acceleration of Repayment......................................  15
XVII.     Reimbursement of Costs and Expenses............................  17
XVIII.    Miscellaneous..................................................  18

                                    ANNEXURE

                               GENERAL CONDITIONS

I.   Definitions & Interpretation
     ----------------------------

     (1) Except as expressly specified herein, all expressions used in the General Conditions and defined in the Loan Agreement of which the General Conditions form a part, shall have the same meanings as given to them in the Loan Agreement. In the event of any inconsistency between any provision of the Loan Agreement and the General Conditions, the relative provision of the Loan Agreement shall prevail.

     (2) In the Loan Agreement and in the General Conditions, words denoting the singular shall include the plural and vice-versa. Reference to a specified Clause or sub-Clause shall be construed as a reference to that specified Clause or sub-Clause of the Loan Agreement and reference to a specified Section or sub-Section shall be construed as a reference to that specified Section or sub-Section of the General Conditions.

     (3) The headings of various Clauses and Sections in the Loan Agreement are given for convenience of reference only and shall not affect the interpretation of the relative provisions.

II.  Terms of Disbursement
     ---------------------

     (1) The Borrower shall be required to submit a drawdown schedule to Exim Bank within 30 days from the date of the Loan Agreement. The Rupee Loan facility shall be made available to the Borrower in one or more disbursement(s) as may be decided by Exim Bank subject to the Borrower complying with the provisions of the Loan Agreement and the disbursement procedure stipulated by Exim Bank and provided the financing of the expenditure shall be in consonance with the details furnished to Exim Bank.

     (2) Exim Bank shall make disbursement by payment for account of the Borrower to the credit of such account with a bank in India as may be advised by the Borrower. Exim Bank shall have the right to review the costs incurred and progress made by the Borrower in connection with the Project since the date of the first/previous disbursement before making further disbursement(s). All collection/remittance charges, if any, in respect thereof shall be borne by the Borrower. Interest on the disbursement shall begin to accrue from the date of transfer/authorisation by Exim Bank.

     (3) Exim Bank may, at its discretion, deduct from sums to be lent and advanced by it to the Borrower, any monies then remaining due and payable by the Borrower to Exim Bank under any other account(s) of the Borrower.

III. Computation of Interest
     -----------------------

     (1) Notwithstanding anything to the contrary contained in the Agreement, Exim Bank shall be entitled at all times during the currency of the Rupee Loan to increase the Interest Rate whenever Exim Bank may deem it necessary, having regard to any change in the directive, guidelines or policy of the Government or of any regulatory, corporate or other authority, applicable to Exim Bank, after notifying the Borrower in writing of its intention to do so, and upon being notified by Exim Bank, the Borrower shall be liable to pay interest on the amount of the Rupee Loan then outstanding at such increased Interest Rate from the date of notification. Provided However that if the increased Interest Rate shall not be acceptable to the Borrower, then the Borrower shall be at liberty to prepay, without any premium but after giving 30 days' notice in writing to Exim Bank, the entire amount of the Rupee Loan then outstanding together with interest accrued thereon at such increased rate up to the date of prepayment and all other monies then due and payable hereunder.

     (2) Interest on the Rupee Loan and on all other monies accruing due under the Loan Agreement shall, in case the same be not paid when due, carry further interest at the same rate as aforesaid computed from the respective due dates and shall become payable upon the footing of compound interest with rests taken or made half-yearly. Provided However that payment of such interest by the Borrower shall not entitle it to withhold or defer payment of any moneys then due and payable nor shall it in any manner prejudice the right of Exim Bank to proceed against the Borrower for any default under the Loan Agreement.

     (3) Computation of interest which shall have accrued under the Loan Agreement for even periods of six months shall be made on an annual basis. In all other cases, such computation shall be made on the basis of actual number of days elapsed (including the first day of the period during which it accrues but excluding the last) using 365 days a year factor.

     (4) All payments of interest to Exim Bank under the Loan Agreement shall include interest tax and any other deduction(s) that may be required at law to be made and/or paid by Exim Bank from the amount of interest payable to it, to the intent that Exim Bank shall receive interest from the Borrower free and clear of all taxes and deductions whatsoever.

IV.  Interim Disbursement
     --------------------

     (1) In the event of Exim Bank, agreeing to make a disbursement at the request of the Borrower pending compliance by it with any of the pre-disbursement conditions and formalities, disbursement may be made by Exim Bank against such interim securities/arrangements as may be decided by it, and the Borrower shall be liable to pay interest on such interim disbursement(s) at a higher rate if so stipulated by Exim Bank until the Borrower shall have fully complied with all the pre-disbursement conditions and formalities to the satisfaction of Exim Bank. The Borrower shall also execute in favour of Exim Bank such documents as may be required by it in this behalf.

     (2) The Borrower shall be liable to repay interim disbursement(s) on demand if so required by Exim Bank, and save as otherwise stipulated, all interim disbursement(s) shall be deemed to have been made under the Loan Agreement and accordingly all the provisions of the Loan Agreement shall be applicable thereto. Any security including guarantee(s) that may be furnished by the Borrower to Exim Bank for securing interim disbursement(s) shall remain in full force and effect until creation of the final security in terms of the Loan Agreement.

V.   Deferment of Repayment Date
     ---------------------------

     (1) Exim Bank may, at the request of the Borrower, in suitable circumstances and at its absolute discretion agree to revise, vary or postpone the Repayment Date of any instalment of the Rupee Loan or any part thereof upon such terms, and conditions including the charging of a higher rate of interest as may be decided by Exim Bank.

     (2) If for any reason, the amount finally disbursed by Exim Bank out of the Rupee Loan facility shall be less than the amount agreed to be lent and disbursed to the Borrower under the Loan Agreement, the amount of repayment instalments of the Rupee Loan shall stand reduced proportionately but shall be payable on the Repayment Date(s) specified in the Loan Agreement, or the repayment instalment(s) shall be reduced by the unavailed portion of the facility in the inverse order of maturity, at the discretion of Exim Bank.

VI.  Prepayment
     ----------

     (1) The Borrower may at any time after the Termination Date, prepay the whole or any part of the Rupee Loan together with accrued interest thereon subject to payment of prepayment premium at such rate as may be determined by Exim Bank, having regard to the then remaining maturity period of the Rupee Loan, and provided the Borrower shall have given to Exim Bank not less than thirty days' notice in writing of its intention to prepay.

     (2) A notice given pursuant to sub-Section (1) shall be irrevocable; it shall specify the amount and the date on which prepayment is proposed to be made and shall oblige the Borrower to make such prepayment. Any prepayment so made shall satisfy pro-tanto the Borrower's obligations for repayment under Clause VI of the Loan Agreement. Amounts prepaid may not be re-borrowed hereunder.

     (3) If profitability of the Borrower, its cash flow and other circumstances shall in the opinion of Exim Bank so warrant, then Exim Bank shall be entitled to require the Borrow to repay the Rupee Loan on dates earlier than the Repayment Date(s) specified in the Loan Agreement and/or to increase the amount of instalment(s) of the Rupee Loan, notwithstanding anything to the contrary contained therein.

VII. Appropriation of Payments
     -------------------------

     (1) Unless otherwise required by Exim Bank, any payment under the Loan Agreement when made to or received/recovered by Exim Bank, shall be appropriated in the following order and the Borrower waives any right it may have to direct appropriation in any other order:

          (a)  costs and expenses;

          (b)  Fee;

          (c)  additional interest by way of liquidated damages;

          (d)  compound interest;

          (e)  interest; and

          (f)  instalments of principal due under the Loan Agreement.

     (2) Notwithstanding anything contained in sub-Section (1) hereinabove, Exim Bank may at its discretion, appropriate such payment towards satisfaction of dues, if any, payable by the Borrower in respect of other loan(s) borrowed from Exim Bank.

     VIII.     Security
               --------

               (1) The Borrower shall, wherever applicable, furnish to Exim Bank permission under Section 281(1) of the Income-Tax Act, 1961, and any other permission/consent of competent authorities as may be required for the creation of valid Security in favour of Exim Bank. The Borrower shall also ensure that original of the relevant Security Document, as applicable, and documentary evidence of registration of creation/modification of charge in favour of Exim Bank, shall be forwarded to Exim Bank upon registration.

               (2) The Borrower shall also furnish to the Exim Bank prior written consent of other charge-holder(s), if any, permitting creation of the Security in favour of Exim Bank. If the assets constituting the Security shall be required to be charged exclusively in favour of the Exim Bank, then the Borrower shall also furnish written consent of other charge-holder(s), if any, in form and substance acceptable to Exim Bank, for excluding such assets from the scope of security in its/their favour.

          `    (3)  The rights of Exim Bank under the Security and the Security
                    Document's shall, save if exclusively created in its favour, rank pari passu with the rights thereover of any co-financer to the Project without any preference or priority of one over the other or others of them for all purposes and to all intents but shall however at all times during the currency of the Security rank prior to the rights of other charge-holder(s) under charge(s), if any, created or that may hereafter be created by the Borrower for securing borrowings for its working capital or other requirements unless otherwise agreed by Exim Bank.

               (4) If Exim Bank shall at any time be of the opinion that the Security provided by the Borrower shall have become inadequate to secure the discharge of its liabilities and obligations as then outstanding under the Loan Agreement, then the Borrower shall forthwith on demand by Exim Bank, provide such additional security as may be acceptable to Exim Bank within the period, if any, stipulated by Exim Bank. In such event, the Borrower shall furnish to Exim Bank written consent of prior charge-holder(s), if any, permitting creation of such additional security in favour of Exim Bank which shall rank in the order of priority required by Exim Bank.

               (5) The Borrower shall keep Exim Bank advised in writing from time to time of all its acquisitions of immoveable properties and fixed assets, and whenever called upon by Exim Bank, make out a clear and marketable title thereto to the satisfaction of Exim Bank and charge the properties and assets in its favour in such form and manner and within such time as may be required by Exim Bank.

     IX.  Place and Mode of Payment by the Borrower
          -----------------------------------------

          (1) Any payment to be made by the Borrower to Exim Bank under the Loan Agreement shall be made by means of telegraphic, telex or mail transfer by cheque or bank draft drawn in favour of Exim Bank on a bank at Mumbai or at such other place and for the credit of such account as may be notified by Exim Bank, so as to enable it to realise the amount at par on or before the relative due date. Credit for all payments by cheque/bank draft which is realised, shall be given on the date of realisation or on the relative due date whichever is later.

          (2) All payments by the Borrower hereunder shall be made free and clear of _________ without deduction for or on account of (i) any set-off or counter-claim or (ii) any present or future tax, except as may be required by law.

          (3) Whenever any payment hereunder shall become due on a day which is not a Business Day, the due date thereof shall be advanced to the immediately preceding Business Day and the amount (if any) of interest and Fee shall be adjusted accordingly.

     X.   Representations and Warranties
          ------------------------------

               Except as otherwise disclosed in writing to Exim Bank, the Borrower shall be deemed to have made the following representations and warranties, namely, that:

               (i) the Borrower is a company duly organised and existing under the laws of India and has all necessary corporate powers to carry on its business, to avail of the Rupee Loan facility and to enter into the Loan Agreement and each of the documents thereby contemplated and to perform its obligations hereunder and thereunder, and all corporate and other actions required to authorise the execution of the Loan Agreement and each of such documents and the performance by the Borrower of its obligations hereunder and thereunder have been duly taken;

               (ii) the Borrower has not taken any corporate action nor have any other steps been taken or legal proceedings been commenced or (to the best of the Borrower's knowledge and belief) threatened against the Borrower for its winding-up or dissolution or reorganisation or for the appointment of a receiver, trustee or similar officer of itself or of any of its assets or revenues;

          (iii) the Borrower is not in breach of or default under any agreement to which it is a party or which is binding on the Borrower or any of its assets to an extent or in a manner which, in the opinion of Exim Bank, might have a material adverse effect on its business or financial condition;

          (iv) the information furnished by the Borrower to Exim Bank in its application for the Rupee Loan facility and in connection with its business activities and the Project which shall be deemed to be the basis on which the Rupee Loan facility shall have been sanctioned, has remained true, complete and accurate in all material respects and the Borrower is not aware of any material facts or circumstances that have not been disclosed to Exim Bank which, if disclosed, might adversely affect the decision of a bank to provide similar facility to the Borrower;

          (v) the execution of the Loan Agreement and each of the documents thereby contemplated when executed, the borrowings hereunder and the performance by the Borrower of its obligations hereunder and thereunder, will not constitute or result in breach of any law, rule or regulation or contravene any judgement, decree or order of any court or governmental authority binding on the Borrower;

          (vi) the obligations expressed to be assumed by the Borrower in the Loan Agreement are, and in each of the documents thereby contemplated when executed by the Borrower shall be, legally valid obligations binding on the Borrower in accordance with the terms hereof and thereof;

          (vii) the Borrower is conducting its business and operations in compliance with all applicable laws and directives of governmental authorities having the force of law as also with all applicable published guidelines and policy statements whether or not having the force of law;

          (viii) the Borrower has filed true, complete and timely tax returns and has paid all taxes due in respect of its business operations except to the extent where payment of such taxes is being contested in good faith, adequate reserves having been provided for the payment thereof;

          (ix) nothing contained in the Loan Agreement conflicts with the Memorandum and Articles of Association or any other constitutional document of the Borrower or with any other document to which the Borrower is a party or by which it is bound;

          (x) the Borrower has a good, clear and marketable title to all the properties and assets ownership of which is reflected in its most recent audited financial statements and the notes thereto, and that all such properties and assets are free and clear of mortgages, liens, charges and other encumbrances, save as reflected in the notes to the audited financial statements or disclosed to Exim Bank;

          (xi) no consent, approval, exemption or other action by, or notice to or filing with any governmental authority is necessary in connection with the execution, delivery, performance or enforcement of the Loan Agreement or any of the documents thereby contemplated, except as may have been obtained and certified true copies of which have been delivered to Exim Bank;

          (xii) there are no suits, proceedings, claims or disputes pending or threatened against or affecting the Borrower or any of its properties and assets, the adverse determination of which, in the opinion of the Exim Bank, might affect the Borrower's financial condition or operations or impair its ability to perform its obligations under the Loan Agreement or under any of the documents thereby contemplated;

          (xiii) the Borrower is not in breach or violation of any applicable law, rule or regulation in force within or outside India governing the implementation of the Project or utilisation of the Rupee Loan facility or borrowings under the Loan Agreement;

          (xiv) no event has occurred and is continuing which is, or with the lapse of time or notice or both, would constitute an Event of Default;

          (xv) all financial statements, information and data furnished by the Borrower to Exim Bank are complete and correct and such financial statements have been prepared in accordance with the generally accepted accounting principles and practices in India consistently applied and they accurately and fairly present the financial condition and result of operations of the Borrower as of the date thereof. Since the date of its most recent financial statements, there has been no change in the Borrower's financial condition or results of operations to an extent as may impair the Borrower's ability to repay the Rupee Loan on the Repayment Date(s) or to perform any other obligation under the Loan Agreement in accordance with the terms thereof. The Borrower has no contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate, except as disclosed in such statements, information and data.

XI.  Affirmative Covenants
     ---------------------

          The Borrower covenants and agrees that so long as the Rupee Loan and/or any other monies due and payable by the Borrower to Exim Bank under the Loan Agreement shall remain unpaid, the Borrower will:

          (a) apply all moneys borrowed hereunder for the purpose for which the Rupee Loan has been sanctioned by Exim Bank;

          (b) (i) as soon as available but no later than 45 days after the close of each quarter of its financial year furnish its unaudited financial statements for such period to Exim Bank, duly certified by an officer of the Borrower not below the designation of company secretary or if Exim Bank shall so require, by its managing director, as being complete and correct and fairly representing its financial condition and results of operation;

          (ii) as soon as available but no later than 180 days after the close of each financial year of the Borrower, furnish its financial statements for the year then ended to Exim Bank, audited and certified by an independent auditor acceptable to Exim Bank. Such certificate shall not be qualified or limited because of restricted or limited examination of such auditor and shall be accompanied by a statement that, during such examination, the auditor observed no evidence of an Event of Default or any circumstances which upon lapse of time or notice or both, would become an Event of Default, or a statement that evidence of an Event of Default or any such circumstances was found;

          (iii) within 30 days after the end of each quarter of its financial year, submit a status report on the Project in such form and containing such information as Exim Bank may request, signed by a responsible officer of the Borrower referred to in paragraph (i) above;

          (iv) furnish such other statements, lists of property, accounts, budgets, projections, opinions, certificates, information and/or other documents as Exim Bank may reasonably require;

          (c) maintain adequate books of accounts and records in accordance with generally accepted accounting principles and practices in India consistently applied and permit employees or agents of Exim Bank at all reasonable times to inspect its properties and to examine or audit its books of accounts and records and make copies and memoranda thereof;

          (d)     promptly give written notice to Exim Bank of:

          (i) any litigation, arbitration or other proceedings commenced or threatened against the Borrower including any application for its winding-up, which if determined against the Borrower may impair its ability to discharge its obligations under the Loan Agreement;

          (ii) any dispute between the Borrower and any governmental authority or Project authority or between the Borrower and its sub-contractor or supplier concerned with the Project;

          (iii) any Event of Default or any event which but for the giving of notice or lapse of time or both would constitute an Event of Default;

          (iv) any event or incident such as strike, lock-out, fire or an act of God or force-majeure, happened or likely to happen which may disable or make it improbable for the Borrower to conduct its business activities or to complete the Project or which may delay its completion or cause cost escalation or compel the Borrower to abandon the Project; and

          (v) any other matter which has caused or might lead to a material adverse change in the Borrower's financial condition or operations, or adversely affect the observance and performance of its obligations hereunder;

          (e) obtain, maintain and promptly renew from time to time all authorisations, approvals, consents, licences and exemptions as may be required to enable it to perform its obligations under the Loan Agreement or under the documents thereby contemplated or as may be required for the validity or enforceability thereof, or otherwise necessary for the Project;

          (f) maintain and preserve its corporate existence and all rights and privileges enjoyed by it, conduct its business in an orderly, efficient and customary manner, maintain and keep all its properties in good working order and condition and fully and effectively insured; comply with all laws, rules, regulations and directions of any governmental authority non-compliance of which may adversely affect its business or assets, and discharge all its indebtedness and perform all contractual obligations promptly pursuant to agreements to which it is a party or by which it is bound;

          (g) pay regularly all taxes, assessments, dues, duties and imposts in respect of its business, income and immoveable properties, including any tax payable on interest on the Rupee Loan;

          (h) maintain personnel for implementation of the Project to the satisfaction of Exim Bank, and whenever required, submit bio-data and other relevant particulars of such personnel to Exim Bank;

          (i) regularly pay premia in respect of all its insurance policies and keep the same in full force and effect and reimburse Exim Bank for any premium paid by it;

          (j) ensure that its payment obligations under the Loan Agreement will at all times rank in right of payment at least pari passu with all its other secured debts, whether now or hereafter outstanding, and discharge its liabilities to Exim Bank without preference or priority, to any other lender;

          (k) cause its promoters to meet any shortfall in resources or costs overrun for completion of the Project or meeting any increase in the cost of machinery to be acquired by means of the Rupee Loan, on terms satisfactory to Exim Bank;

          (l) constitute a project management committee of its directors and representatives of lenders financing the Project, including Exim Bank, for the purpose of supervising and monitoring the progress of implementation as also operation of the Project.

XII. Negative Covenants
     ------------------

          The Borrower further covenants and agrees that until full and final payment by the Borrower of all its indebtedness under the Loan Agreement, it shall not, without the prior written consent of Exim Bank:

          (a) create any mortgage, charge, lien or other encumbrance in any form whatsoever over any of its properties and assets constituting the Security except a pari passu mortgage/charge in favour of any term lender(s) who may have co-financed or agreed to co-finance the Project;

          (b) create, incur or assume any further indebtedness of any nature whether for borrowed money or otherwise, except any indebtedness for its working capital or otherwise arising out of the ordinary course of business;

          (c) enter into any merger/amalgamation or consolidation or sell, lease or transfer all or a substantial portion of its undertaking and/or assets otherwise than in the ordinary course of business;

          (d) effect any material change in composition of its board of directors or in the management set-up or ownership of its business;

          (e) assume, guarantee, endorse or in any manner become directly or contingently liable for or in connection with the obligation of any person, firm, company or corporation except for transactions in the ordinary course of business;

          (f) amend its Memorandum and Articles of Association or alter its capital structure or its shareholding pattern;

          (g) alter the scope of the Project or undertake any diversification, modernisation or expansion of its business activities or set up a new project;

          (h) allow transfer/disposal of shareholding of any of the promoters in its equity/quasi equity capital or permit withdrawal of any subordinated loans or deposits obtained at any time by the Borrower from its directors and their friends and associates to finance a part of the cost of the Project or the working capital requirements of the Borrower, or make prepayment of any long-term debt;

          (i) enter into any transaction with any person or entity otherwise than in the ordinary course of business on usual commercial terms or in which the Borrower would be obligated to pay more than the nominal commercial price for any purchase or to receive less than the full commercial price (subject to normal trade discounts for its services);

          (j) declare or pay any dividend or make any other distribution to any of the shareholders if the Borrower shall be in default in making any payment under the Loan Agreement, and then only out of the profits of the then current financial year after making necessary provisions.

XIII.  Project Records and Inspection
       ------------------------------

          So long as any part of the Rupee Loan shall remain outstanding, the Borrower shall:

          (a) maintain separate records showing expenditure incurred in respect of the Project and the machinery, if any, acquired by means of the Rupee Loan and the operations and financial condition of the Borrower, and permit the authorised agents and representatives of Exim Bank to carry out all technical survey and inspections of works during the stage of setting-up and operations of the Project as also inspection of the records, registers and accounts of the Borrower. Such agents and representatives of Exim Bank shall have free access at all reasonable times to such records, registers and accounts and to all schedules, cost estimates, plans and specifications relating to such works, and they shall receive full co-operation and assistance from the Borrower. The cost of such inspection shall be payable by the Borrower forthwith on receipt of a notice of demand from Exim Bank;

          (b) forward to Exim Bank on demand a chart showing the actual progress of the Project as compared to original schedule together with percentage of completion of all major phases of acquisition and/or construction/erection of equipment, plant and machinery, and on completion of the Project, furnish to Exim Bank a statement with various heads of expenditure showing the final cost of the Project as compared to the original estimate together with reasons for variation(s), if any.

XIV. Other conditions to apply during the currency of the Rupee Loan
     ---------------------------------------------------------------

     (1) (i) Exim Bank shall be entitled to appoint any person, firm, company or association of persons engaged in technical, management or consultancy business or any chartered accountant/cost accountant for carrying out any specific assignment to supervise and monitor progress of the Project, examine systems and procedures adopted by the Borrower for its working or to act as its concurrent or internal auditors or for conducting a special audit of the Borrower. Such consultants/accountants shall give their report to Exim Bank.

          (ii) The Borrower shall give full co-operation and provide necessary assistance to the person or firm so appointed by Exim Bank in carrying out his/their assignment. The costs, charges and expenses including professional fees and travelling and other expenses of and incidental to such appointment shall be payable by the Borrower and shall be reimbursed to Exim Bank forthwith on receipt of a notice of demand in this behalf.

     (2) Exim Bank shall also have the right to review the management set-up of the Borrower and if found necessary, to require restructuring thereof including the formation of committees or sub-committees of the management of the Borrower with such powers, authorities and functions as shall be considered desirable by Exim Bank.

     (3) The Borrower shall not avail of any double finance from any source in respect of the same expenditure being financed by Exim Bank hereunder nor shall it avail of any additional finance in respect of the Project from any undisclosed source without the prior written consent of Exim Bank.

     (4) Without in any way affecting the Borrower's obligations hereunder, Exim Bank shall be entitled to apply, set-off and appropriate, at its discretion and without reference to the Borrower, any moneys belonging to the Borrower or lying at credit in any account of the Borrower with Exim Bank or to which it may otherwise be entitled, (so far as the same may extend) in or towards reimbursement/payment of any amount payable by the Borrower under the Loan Agreement, and to the extent that such monies may be denominated in a foreign currency, to apply monies in such foreign currency to the extent as shall on the date of such application, set-off or appropriation, be equivalent of the amounts due hereunder, and for the purpose, also to obtain approvals, consents and permissions from all competent authorities as may be necessary in this behalf.

     (5) All other conditions stipulated in the Letter of Sanction or subsequently imposed by Exim, Bank shall continue to remain applicable to the Rupee

          Loan as if each of them were repeated in extenso herein and accordingly, the Borrower shall also be liable to observe and perform all such conditions.

XV.  Cancellation, Suspension & Termination
     --------------------------------------

     (1)  Cancellation by Notice to Exim Bank

          The Borrower may, by a notice in writing to Exim Bank, cancel the Rupee Loan facility or any part thereof which the Borrower may not have availed of prior to the Termination Date.

     (2)  Suspension

          Access by the Borrower to drawal of the Rupee Loan or any part thereof may be suspended without Prejudice to Exim Bank's right of termination:

          (a)  if an Event of Default shall have happened; or

          (b) if any change in the Borrower's set-up shall have taken place, which in the opinion of Exim Bank (which shall be final and binding on the Borrower), may adversely affect the conduct of the Borrower's business or its financial position or the efficiency of the Borrower's management or personnel or completion of the Project.

     (3)       Suspension to Continue till Default Remedied

          The right of the Borrower to make drawal of the Rupee Loan shall continue to be suspended until the event which gave rise to such suspension has ceased to exist to the satisfaction of Exim Bank, and Exim Bank shall have notified the Borrower that its right to make drawal has been restored.

     (4)  Termination

          If any of the events specified hereinabove shall have happened as may entitle Exim Bank to suspend drawal of the Rupee Loan, then Exim Bank may at its option, by a notice in writing to the Borrower, terminate the Borrower's right to make any drawal of the Rupee Loan. Upon such notice, the unavailed portion of the Rupee Loan facility shall stand cancelled.

     (5) Notwithstanding any cancellation, suspension or termination pursuant to the aforesaid provisions, all the provisions of the Loan Agreement shall continue to be in full force and effect as therein specifically provided.

XVI. Acceleration of Repayment
     -------------------------

     (1) If any of the Events of Default specified in sub-Section (2) shall have happened and be continuing for a period of 30 days from the date of its happening without being remedied to the satisfaction of Exim Bank, the decision of Exim Bank as to whether any Event of Default shall have happened and/or been continuing being final and binding on the Borrower, then Exim Bank may, by a notice in writing to the Borrower, declare the unpaid principal amount of and all accrued interest on the Rupee Loan (together with other monies payable under the Loan Agreement) to become immediately due and payable whereupon the whole of the outstanding principal amount of the Rupee Loan and accrued interest thereon as also all other monies accrued or payable thereunder as mentioned in such notice shall, notwithstanding anything to the contrary contained in the Loan Agreement, become immediately due and payable without any presentment, demand, protest or notice of any kind whatsoever, all of which are hereby expressly waived by the Borrower, and the Security created in favour of Exim Bank shall become enforceable.

     (2)  Events of Default

          (a) Default shall have occurred in the payment of any principal amount of the Rupee Loan or any interest thereon, when due.

          (b) Default shall have occurred in the performance of any other obligation of the Borrower under the Loan Agreement or under any other agreement between the Borrower and Exim Bank.

          (c) Any breach or default shall have occurred under any other agreement involving the borrowing of money or the extension of credit under which the Borrower may be obligated as a borrower or guarantor, if such default shall permit or cause termination of any commitment to lend or acceleration of any indebtedness or if such default shall consist of the failure on the part of the Borrower to pay any indebtedness or any instalment thereof when due.

          (d) Any breach or default shall have occurred in the observance or performance of any obligation by a guarantor or surety or any other person liable for the Borrower, under any agreement or document furnished to or executed in favour of Exim Bank in respect of the Rupee Loan facility.

          (e) Any representation or warranty contained herein or in the application for sanction of the Rupee Loan facility or in any other agreement or document executed pursuant to the Loan Agreement shall prove to have been false, incomplete or misleading in any material respect when made or deemed to have been made.

          (f) Any licence, consent, approval or exemption of any competent authority as may be necessary for the Project or otherwise required for the validity, enforceability or legality of the Rupee Loan Agreement, Security, or any of the Security Documents or for the performance hereof or thereof, shall be revoked, withheld or materially modified or shall otherwise not be renewed or fail to remain in full force and effect and such circumstances shall remain unremedied for a period of fourteen (14) days from the date of commencement thereof.

          (g) The Borrower shall fail to pay or shall admit in writing its inability to pay its debts as they mature or shall declare a general moratorium on payment of its debts or shall enter into a composition or arrangement with or make a general assignment for the benefit of its creditors.

          (h) A petition shall have been presented in a court of competent jurisdiction for the winding-up, liquidation or dissolution of the Borrower or any similar or analogous proceedings shall have been taken.

          (i) A receiver or liquidator shall be appointed of all or any part of the undertaking of the Borrower.

          (j) Any attachment or distraint shall be levied on the properties or assets of the Borrower or any part thereof or certificate proceedings shall be taken or commenced for recovery of any dues from the Borrower or any decree or judgement for money, damages or for a fine or penalty in excess of Rs. 1,00,000/- shall be entered against the Borrower, and not paid and discharged or stayed within 30 days.

          (k) All or a substantial part of the undertaking or assets of the Borrower shall be seized, nationalised, confiscated, expropriated, requisitioned or compulsorily purchased by or under authority of any government or its agency or shall be disposed of without the prior written consent of Exim Bank at less than full market value thereof.

          (l) A strike, lock-out or lay-off shall occur with respect to the Project or the Borrowers business or its contractors/suppliers or an extraordinary situation shall occur which in the opinion of Exim Bank shall make it improbable for the Borrower to perform or observe its obligations in the normal course under the Loan Agreement or under any other document delivered in connection therewith.

          (m) The right of the Borrower to make drawal of the Rupee Loan shall be terminated by Exim Bank pursuant to the provisions of the Loan Agreement.

          (n) Any breach or default not specifically referred to above in this sub-Section shall have occurred and such breach or default shall continue without being remedied to Exim Bank's satisfaction for a period of 30 days after Exim Bank shall have given a written notice thereof to the Borrower.

      (3) If any Event of Default or any event which, after notice or lapse of time, or both would constitute an Event of Default, shall have happened and been continuing for a period of 30 days from the date of its occurrence, the Borrower shall forthwith give notice thereof to Exim Bank in writing specifying the nature of such Event of Default or of such event.

      (4) All expenses incurred by Exim Bank, after an Event of Default shall have occurred in connection with preservation of the Borrower's assets and collection of amounts due under the Loan Agreement shall be forthwith payable by the Borrower, and until payment, shall carry interest at the Interest Rate besides additional interest by way of liquidated damages at the rate provided in the Loan Agreement.

XVII. Reimbursement of Costs and Expenses
      -----------------------------------

      (1) The Borrower shall be liable to pay stamp duty, registration charges, duties and taxes, if any, at any time payable on the Loan Agreement, the Security and the Security Documents, as also interest/penalty for any delay or default in making such payment, and shall within 30 days from the date of notice of demand from Exim Bank, pay to or as the case may be, reimburse Exim Bank for all such sums of money and costs, charges and expenses paid or incurred by Exim Bank in connection therewith and for the preparation, negotiation, execution and performance of this Agreement and the documents thereby contemplated as also for the protection and preservation of the Security and for actual or attempted enforcement thereof. All such sums shall, whether or not debited to the Borrower's account with Exim Bank, carry interest from the date of incurring of the expenditure by Exim Bank till reimbursement, at the Interest Rate besides additional interest by way of liquidated damages at the rate provided in the Loan Agreement.

      (2) The Borrower agrees to indemnify Exim Bank from and against all losses, claims, demands, damages, liabilities, costs (legal costs on a full indemnity basis), charges and expenses of any nature whatsoever, which Exim Bank may suffer, pay, incur or be put to in the premises by reason of any default on the part of the Borrower under the Loan Agreement or the Security Documents or otherwise howsoever.

XVIII.   Miscellaneous
         -------------

         (1)  Evidence of Debt

              (a) Exim Bank shall maintain, in accordance with its usual practice, a Rupee Loan account in the name of the Borrower evidencing inter alia the amount(s) from time to time lent by and owing to Exim Bank and interest and other moneys payable under the Loan Agreement as also amount(s) received or recovered by it.

              (b) In any legal proceedings arising out of or in connection with the Loan Agreement, the entries made in the Rupee Loan account maintained as aforesaid shall be prima-facie evidence of the existence of the liability of the Borrower as therein recorded.

         (2)  Partial Invalid ity

              If at any time, any provision of the Loan Agreement shall become illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then neither the legality, validity or enforceability of the remaining provisions thereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be thereby affected or impaired.

         (3)  Waiver

              No delay in exercising or omission to exercise any right, power or remedy accruing to Exim Bank upon any default under the Loan Agreement, Security Documents or any other agreement or document executed pursuant thereto, shall impair any such right, power or remedy or shall constitute a waiver thereof or of any obligation of the Borrower hereunder or thereunder or be construed as an acquiescence in such default, nor shall the action or inaction of Exim Bank in respect of any default or any acquiescence by it in any default, affect or impair any right, power or remedy of Exim Bank in respect of any other default. The rights and remedies provided in the Loan Agreement are cumulative and not exclusive of any rights and remedies to which Exim Bank shall otherwise be entitled.

         (4)  Jurisdiction

              (a) The parties hereto agree that any legal action or proceedings in connection with this Agreement or the Rupee Loan or for enforcement of the Security may be brought in the courts/tribunals at Mumbai, and by execution and delivery of this Agreement, the Borrower hereby unconditionally and irrevocably submits to and accepts with regard to any such action or proceedings for itself and in respect of its properties, the jurisdiction of the courts/tribunals at Mumbai.

          (b) The submission by the Borrower to such jurisdiction, however, shall not (and shall not be construed so as to) limit the right of Exim Bank to take any legal action or proceedings against the Borrower in any other jurisdiction nor shall the taking of any legal action or proceedings by Exim Bank in any one or more jurisdiction preclude the taking of legal action or proceedings in any other jurisdiction, whether or not concurrently.

          (c) The Borrower, hereby irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such legal action or proceedings in a court/tribunal located at Mumbai, or at the election of Exim Bank, in any other court/tribunal having jurisdiction, and hereby further irrevocably waives any claim that such legal action or proceedings brought in any such court/tribunal has been brought in an inconvenient forum.


     (5)  Certification by Exim Bank

          Where pursuant to any provision of the Loan Agreement, Exim Bank may certify or determine a rate of interest or an amount to be payable by the Borrower or any other matter, such certificate or determination shall be conclusive and binding on the Borrower in the absence of manifest error.

     (6)  Language

          The Loan Agreement shall be executed also in Hindi language. In the event of any inconsistency in the provisions of the English and the Hindi versions of the Loan Agreement, the document in the English language shall prevail.

     (7)  Benefit of the Loan Agreement

          The Loan Agreement shall be binding upon and enure to the benefit of each party thereto and its successors and assigns provided however that the Borrower shall not be entitled to assign or transfer any of its rights, benefits or obligations hereunder. An assignment, transfer or sub-participation by Exim Bank of all or a part of its rights and obligations hereunder shall be effective and binding on the Borrower.


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

     (8)  Service of Notice

          Any notice or communication to be given or made to Exim Bank or to the Borrower shall be in writing. Such notice or communication shall be deemed to have been given or made when it shall be delivered by hand or despatched by mail or transmitted by telegram, telex or fax to the party to which it is required to be given or made at such party's address mentioned in the Agreement or at such other address as such party shall have notified in writing to the party sending notice or communication.


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